Exhibit 99.1

Contact:

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Steve Balet – Analysts/Investors
FTI Consulting
212-850-5611
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA'S LOYALTYONE BUSINESS SIGNS NEW AGREEMENT WITH
LOBLAW COMPANIES LIMITED

Precima, a Global Retail Strategy and Analytics Company within the LoyaltyOne Business, Will Provide
Consulting and Analytical Services to Canada's Leading Food and Pharmacy Retailer

PLANO, TX (November 21, 2017) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions, announced that Precima®, a consulting and analytics firm specializing in shopper insights and housed within Alliance Data's LoyaltyOne® business, signed a new long-term agreement with Loblaw Companies Limited (TSX: L, "Loblaw"). Precima is working with Loblaw to create a single access retail analytics portal enabling customer, marketing and merchandising insights for both grocery and pharmacy retail, set to launch in 2018.

With this new portal, Precima will expand upon its relationship with Loblaw, first announced in June 2014, by providing data to support merchandising and marketing strategy development, promotional effectiveness, assortment decisions, supplier collaboration, and consulting across the company's retail network.

"Precima has a unique ability to translate customer insights into truly differentiated and compelling marketing, trading and supplier solutions that drive noteworthy results," said Bryan Pearson, president and chief executive officer of LoyaltyOne. "We are eager to build on the successful foundation of this relationship with Loblaw, using our combination of loyalty, analytics and retail industry expertise to drive sales, boost profitability, and build customer loyalty."

"Loblaw is committed to leveraging best-in-class analytic tools to drive our business forward," says Jim Noteboom, senior vice president, Loyalty and Consumer Insights, Loblaw Companies Limited. "This new portal will provide greater access to data, enabling us to offer the product assortment and services our customers are looking for, ensuring a better shopping experience."

About Precima
Precima® is a global retail strategy and analytics company that provides tailored, data-driven solutions to drive sales, boost profitability, and build customer loyalty. Leveraging deep analytics expertise, Precima helps organizations improve their competitive position across all facets of planning and operations from pricing optimization, promotional planning, assortment optimization, targeted marketing, and supplier collaboration.
Precima is a LoyaltyOne business, part of Alliance Data, a Fortune 500 company and global leader in data-driven loyalty solutions. For more information, visit www.precima.com.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Investor information about Alliance Data's businesses may be found here.

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Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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